Exhibit 99.2

Enventis Employee Frequently Asked Questions
Re:  Enventis to Merge with Consolidated
June 30, 2014

1.	What was announced today?
Today we announced that our Board of Directors unanimously approved an agreement to merge Enventis with Consolidated Communications (NASDAQ: CNSL) under which, Enventis shareholders will receive approximately 0.74 shares of CNSL common stock for each share of ENVE common stock they own.  Based on the closing price of CNSL on June 27, 2014, the consideration represents $16.50 per share for each ENVE share outstanding equating to a premium of 17.4 percent over the ENVE June 27, 2014 closing price or 27.2 percent over the ENVE 90-day average share price.
We believe this is a very good outcome for our shareholders.

We are pleased to have reached an agreement with Consolidated Communications and believe this transaction is in the best interest of all of our stakeholders and that together we will deliver more benefits to the core regions Enventis serves. This transaction is a testament to the success we’ve achieved and an important step in our long and proud history.

2.	Why weren’t we told about this earlier?
The agreement was not final until it was publicly announced.  As a public company, securities laws prohibit us from discussing any material event until it is available to the public.  Until the negotiations and terms were finalized, we had strict confidentiality requirements.  We recognize it will take some time to comprehend this news and we are committed to giving you as much information as possible, and will provide answers to questions as the information becomes available.

3.	Who is Consolidated Communications?
Consolidated Communications (CCI) is a publicly traded (NASDAQ: CNSL) company headquartered in Mattoon, Illinois with significant operations and employment centers in Illinois, California, Kansas, Pennsylvania and Texas. Consolidated provides facilities-based broadband services over its advanced fiber networks with focus on Consumer, Business and Carrier customers.

The company excels in delivering excellent service with competitive prices and is driven to create a superior experience for its customers. Its leadership team has strong ties in its communities.

Consolidated Communications was founded in 1894 to provide telephone service in downstate Illinois and it shares a similar heritage to Enventis. The company understands the demands of today’s telecommunications marketplace. Consolidated is growing its IP-based product suite and seeing strong growth in its Carrier and Commercial segments using Metro Ethernet as the foundational product. Also, video and Internet services help to offset the industry-wide trend of declines in Telecom access lines. The company has a strong set of core values and a commitment to delivering innovative products to their customers. Consolidated shares Enventis’ philosophy of taking great care of its customers and communities.

Who owns Consolidated?
As a public company, Consolidated is owned by shareholders, both institutional and retail.

4.	How long before the merger is completed?
The company expects the transaction to close in the fourth quarter of 2014. Closing is subject to the approval of Enventis and Consolidated Communications shareholders, as well as various regulators, and other customary conditions.

5.	How does this announcement affect me and my co-workers?
Until the sale is complete, today’s announcement should not impact your day-to-day responsibilities or the way in which Enventis does business. It is important to remember that until the transaction is completed, Enventis will continue to operate as an independent company, and it is business as usual as we continue to concentrate on meeting our customer’s needs and operating and financial objectives.

Consolidated Communications is a strong cultural fit with Enventis. We share similar core values and a commitment to delivering excellent service to our customers at competitive prices. We both have a long and positive history dating back more than a century and have strong ties to the communities we serve.  We’ve both transformed and innovated through similar strategies of executing on organic and acquisition growth. The combined company is expected to make us a stronger competitor with greater scale and resources.

6.	Will salaries and benefits be affected? Will my 401k or healthcare benefits change?
Until the sale is complete, your Enventis salary and benefits remain in place.  Consolidated will maintain your benefit plan for one year following closing and then integrate with their plans.  More information on benefits will be available in the near future.

Am I still eligible for our 2014 team award?
Yes, the Enventis 2014 team award and bonus plans remain in place.  Employees remain eligible for these incentives based on achieving the 2014 financial objectives and any awards would be payable by March 2015.

7.	Will there be any layoffs or other changes for employees as a result of this announcement?
You should see no immediate impact to your day-to-day operations as a result of today’s announcement. Until the transaction closes, it is business as usual at Enventis. There will be many details to work through as this transaction gets finalized and integration plans are developed. We will communicate new information when it becomes available and will provide answers to questions as soon as decisions are made.  You can be assured management will consider how we do business and look for best practices based on our combined organizations.

8.	Why is Enventis entering into this transaction?
With common challenges and demands, yet no market overlaps, we believe the combined company will benefit from increased size, scale, geographic diversity and financial resources.  Our operating resources and capabilities complement one another.  On a pro forma basis, the strategic combination results in a company with approximately $784 million of revenue and $332 million of adjusted EBITDA. The additional markets strengthen the combined company’s growth opportunities, enhancing the scale with a fiber-rich network across 11 states.  This transaction creates a broader platform from which to expand our exceptional services and positions us to more effectively compete in today’s communications industry.

9.	We have a long history at Enventis. Does this acquisition mean we have failed as a company?

No, quite the opposite. In fact, this merger is a reflection of the success we have had and the strong company we have built. This is the evolution in our industry and of the growth of our company and we are now going to be a much stronger communications provider for our customers. Consolidated Communications is very excited to combine with us because of the value and expertise we bring and the opportunity to unlock even more value for our shareholders, customers and employees.

10.	What do I tell customers if they ask about today’s announcement?
Enventis is going to become an even stronger competitor as a part of Consolidated Communications. This transaction offers substantial benefits for Enventis customers by creating a stronger, more competitive communications provider that can better serve the communities in our region. Our customers will benefit from a larger geographic footprint and numerous benefits with the scale of our combined companies.

We expect to be an even more effective competitor as a combined company and will be able to offer customers the same best-in-class service with a greater scale and scope for advanced products and services at competitive rates, terms and conditions.

There are customer talking points outlined on the Portal.
You can also direct them to our announcement on our website under “News.”

11.	Will we change the name of our company?
After closing, we will operate as one company, but no decision has been made on the brand.

12.	Will my reporting structure change? Should I stop working on a major project?
Until the transaction closes, it is business as usual at Enventis. You should see no immediate impact to the day-to-day operations as a result of today’s announcement.
If you have additional questions, please ask your manager.

13.	What can we expect in the interim before the transaction closes?
Until the transaction closes, it is business as usual at Enventis. You should see no impact to the day-to-day operations as a result of today’s announcement.

14.	How will I know more about the progress of the transaction?
We will continue to provide you with updates regarding this transaction as events unfold. Both companies are public companies, so there will be information where disclosure will necessarily be governed by securities laws. Until the transaction closes, which we expect will be in the fourth quarter of 2014, it is business as usual. As we move through this process, we’ll continue to rely on you to focus on the work at hand, grow the business further, meet our business objectives and provide our customers with the exceptional customer experience they have come to expect from Enventis.

Look for continued updates and progress reports on the Portal. You will also have the opportunity to meet Consolidated management in employee meetings in the near future.

15.	What will happen to ENVE stock?
Under the terms of the agreement, Enventis shareholders will see all their shares converted into Consolidated Communications (NASDAQ: CNSL) common stock.

16.	What will happen to the Enventis Employee Stock Purchase Plan?
The ENVE Employee Stock Purchase Plan period ending August 31, 2014 will be completed. No new Employee Stock Purchase Plan will be initiated beyond that period.

17.	Will all Enventis facilities remain open?
There will be no immediate change to Enventis facilities. We will communicate new information when it becomes available and will provide answers to questions as soon as decisions are made.

18.	What does this mean for my Community?
Consolidated understands the importance of strong community ties and support and will continue to support the communities we serve. They have a strong track-record of company giving, employee volunteerism and similar stewardship values.

19.	What happens to the Enventis Foundation?
The Enventis Foundation is a separate entity from the corporation. There are no immediate changes to the Foundation programs.

20.	What should I say if I’m contacted by media, financial community or other third parties about the transaction?
This transaction will generate interest from the media and other third parties. As always, it is important for us to speak with one voice. If you receive any inquiries from the media or other questions from outside Enventis, please forward them to Jennifer Spaude, Director of IR, PR and Marketing, 507-386-3765. We will comply with all SEC disclosure rules associated with the proposed transaction.

Important Merger Information and Additional Information

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

In connection with the proposed transaction, Enventis and Consolidated will file relevant materials with the SEC. Consolidated will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”).  ENVENTIS SHAREHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.  The final proxy statement/prospectus will be mailed to Enventis shareholders.  The registration statement and proxy statement/prospectus and other documents filed by Enventis with the SEC are, or when filed will be, available free of charge at the SEC web site at www.sec.gov. Copies of the registration statement and proxy statement/prospectus (when available) and other filings made by Enventis with the SEC can also be obtained, free of charge, by directing a request to Enventis Corporation, 221 East Hickory Street, P.O. Box 3248, Mankato, MN, Attn: Investor Relations. The registration statement and proxy statement/prospectus (when available) and such other documents are also available for free in the investor relations portion of  our web site at www.enventis.com, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Participants in the Solicitation

Enventis and Consolidated, and certain of their respective directors and officers and other persons may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed acquisition transaction. Information regarding directors and executive officers of Enventis in the solicitation is set forth in the Enventis proxy statements and Annual Reports on Form 10-K, previously filed with the SEC.  Information regarding directors and executive officers of Consolidated in the solicitation is set forth in the Consolidated proxy statements and Annual Reports on Form 10-K, previously filed with the SEC.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.